Exhibit 99.1

For additional information, contact:
David A. Hedges
President and CEO
(334) 821-9200

Press Release – October 26, 2023

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2023 Highlights:

•	Net income of $1.5 million

•	Earnings per share of $0.43 decreased 22% compared to the second quarter

•	Net interest income (tax-equivalent) was $6.4 million, a decrease of $0.5 million compared to the second quarter

•	Net interest margin (tax-equivalent) of 2.73% declined 30 basis points from the second quarter due to increased deposit costs

•	Cost of funds was 142 basis points, 53% higher than the 93 basis points in the second quarter

•	Average loans, net of unearned income, were $529.4 million, a 3% increase from the second quarter

•

Provision for credit losses was $0.1 million, an increase of $0.5 million compared to a negative provision for credit losses of $0.4 million in the second quarter due to the resolution of a nonperforming loan

•	Noninterest expense was $5.4 million, a decrease of $0.4 million compared to second quarter

•	Total loans, net of unearned income, at September 30, 2023 were $545.6 million, up approximately 5% compared to $520.4 million at June 30, 2023

•	Total deposits at September 30, 2023 were $964.6 million, compared to $950.8 million at June 30, 2023

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.5 million, or $0.43 per share, for the third quarter of 2023, compared to $1.9 million, or $0.55 per share, for the second quarter of 2023 and $2.0 million, or $0.57 per share, for the third quarter of 2022. Net earnings for the first nine months of 2023 were $5.4 million, or $1.54 per share, compared to $5.9 million, or $1.67 per share, for the first nine months of 2022.

“The Company’s third quarter results reflect a challenging operating environment as rising market interest rates and competition for deposits continued,” said David A. Hedges, President and CEO. “Despite experiencing much higher deposit costs during the third quarter of 2023, we continue to benefit from solid loan growth, strong asset quality, and lower deposit costs generally compared to our peers,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $6.4 million for the third quarter of 2023, a decrease of 13% compared to $7.4 million for the third quarter of 2022. This decrease was primarily due to a decline in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 2.73% in the third quarter of 2023 compared to 3.00% in the third quarter of 2022. This decrease was primarily due to increased cost of funds, generally and changes in our deposit mix, which was partially offset by a more favorable asset mix and higher yields on interest earning assets. Average loans for the third quarter of 2023 were $529.4 million, a 16% increase from the third quarter of 2022.

Nonperforming assets were $1.2 million, or 0.12% of total assets, at September 30, 2023, compared to $1.1 million, or 0.11% of total assets, at June 30, 2023 and $0.3 million or 0.03% of total assets, at September 30, 2022.

At September 30, 2023, the Company’s allowance for credit losses was $6.8 million, or 1.24% of total loans, compared to $6.6 million, or 1.27% of total loans, at June 30, 2023, and $5.0 million, or 1.05% of total loans, at September 30, 2022.

The Company recorded a provision for credit losses of $0.1 in the third quarter of 2023, compared to $0.3 million for the third quarter of 2022. The provision for credit losses was primarily related to loan growth during the third quarter of 2023 and 2022.

Noninterest income was $0.9 million for both the third quarter of 2023 and 2022. Although mortgage lending income was largely unchanged, mortgage servicing income generally offset decreases in origination income as market interest rates have increased and prepayment speeds on serviced mortgage loans have slowed.

Noninterest expense was $5.4 million for the third quarter of 2023 and 2022. Our efficiency ratio of 74.01% in the third quarter of 2023 was down slightly from 74.82% in the second quarter of 2023, but up from 65.94% in the third quarter of 2022 primarily due to a decrease in total revenue.

Income tax expense was $0.2 million for the third quarter of 2023, compared to $0.4 million for the third quarter of 2022. This decrease was due to a decline in the level of earnings before taxes and the Company’s effective tax rate. The Company’s effective tax rate for the third quarter of 2023 was 10.90%, compared to 17.78% in the third quarter of 2022. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and bank-owned life insurance, and the benefits of New Markets Tax Credits.

Total assets were $1.0 billion at September 30, 2023, June 30, 2023, and September 30, 2022. Loans, net of unearned income were $545.6 million at September 30, 2023, compared to $520.4 million at June 30, 2023 and $474.0 million at September 30, 2022. This increase in loans reflects growth across all major loan categories, except commercial and industrial loans. Total deposits were $964.6 million at September 30, 2023, compared to $950.7 million at June 30, 2023, and $977.9 million at September 30, 2022. The Company had $46.1 million in brokered deposits at September 30, 2023, compared to $16.0 million at June 30, 2023 and none at September 30, 2022. The Company had no FHLB advances or other wholesale borrowings outstanding at September 30, 2023, June 30, 2023, or September 30, 2022.

At September 30, 2023, the Company’s consolidated stockholders’ equity was $61.5 million or $17.59 per share, compared to $59.8 million, or $17.06 per share, at September 30, 2022. The increase from September 30, 2022 was primarily driven by net earnings of $9.8 million, partially offset by cash dividends paid of $3.8 million, other comprehensive loss due to the $3.3 million increase in unrealized losses on securities available-for-sale, net of tax, a $0.8 million one time charge for the cumulative effect to adopt the CECL accounting standard on January 1, 2023, and $0.3 million in repurchases of the Company’s common stock. Total unrealized losses on available-for-sale securities increased 7% from $61.0 million on September 30, 2022 to $65.5 million on September 30, 2023, as market rates increased in the latest period. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes. At September 30, 2023, the Company’s equity to total assets ratio was 5.96%, compared to 5.74% at September 30, 2022. All of the Company’s securities are classified as available-for-sale and not held-to-maturity. Therefore, any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the third quarter of 2023, an increase of 2% from the same period in 2022. The Company’s share repurchases of $0.2 million since December 31, 2022 resulted in 10,108 fewer outstanding common shares at September 30, 2023. At September 30, 2023, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve monetary policy tightening beginning in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2022 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022

Results of Operations
Net interest income (a)	$6,380	$7,360	$20,591	$20,034
Less: tax-equivalent adjustment	108	117	322	339

Net interest income (GAAP)	6,272	7,243	20,269	19,695
Noninterest income	865	852	2,448	2,608

Total revenue	7,137	8,095	22,717	22,303
Provision for credit losses	105	250	(191)	—
Noninterest expense	5,362	5,415	16,791	15,374
Income tax expense	182	432	737	1,049

Net earnings	$1,488	$1,998	$5,380	$5,880

Per share data:
Basic and diluted net earnings:	$0.43	$0.57	$1.54	$1.67
Cash dividends declared	$0.27	$0.265	$0.81	$0.795
Weighted average shares outstanding:
Basic and diluted	3,496,411	3,507,318	3,499,518	3,513,068
Shares outstanding, at period end	3,493,614	3,505,355	3,493,614	3,505,355
Book value	$17.59	$17.06	$17.59	$17.06
Common stock price:
High	$22.80	$29.02	$24.50	$34.49
Low	20.85	23.02	18.80	23.02
Period-end:	21.50	23.02	21.50	23.02
To earnings ratio	7.65	x	10.46	x	7.65	x	10.46	x
To book value	122%	135%	122%	135%
Performance ratios:
Return on average equity (annualized)	8.59%	10.35%	10.15%	8.76%
Return on average assets (annualized)	0.58%	0.75%	0.70%	0.72%
Dividend payout ratio	62.79%	46.49%	52.60%	47.60%
Other financial data:
Net interest margin (a)	2.73%	3.00%	2.97%	2.67%
Effective income tax rate	10.90%	17.78%	12.05%	15.14%
Efficiency ratio (b)	74.01%	65.94%	72.88%	67.90%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,213	$347	$1,213	$347

Total nonperforming assets	$1,213	$347	$1,213	$347

Net charge-offs (recoveries)	$14	$—	$(127)	$(27)

Allowance for credit losses as a % of:
Loans	1.24%	1.05%	1.24%	1.05%
Nonperforming loans	559%	1,431%	559%	1,431%
Nonperforming assets as a % of:
Loans and other real estate owned	0.22%	0.07%	0.22%	0.07%
Total assets	0.12%	0.03%	0.12%	0.03%
Nonperforming loans as a % of total loans	0.22%	0.07%	0.22%	0.07%
Annualized net charge-offs (recoveries) as a % of average loans	0.01%	—%	(0.03)%	(0.01)%

Selected average balances:
Securities	$390,772	$432,393	$398,751	$431,629
Loans, net of unearned income	529,382	457,722	514,635	442,081
Total assets	1,020,980	1,069,973	1,022,257	1,092,216
Total deposits	942,533	987,614	944,471	996,900
Total stockholders’ equity	$69,269	$77,191	$70,659	$89,544
Selected period end balances:
Securities	$373,286	$411,538	$373,286	$411,538
Loans, net of unearned income	545,610	474,035	545,610	474,035
Allowance for credit losses	6,778	4,966	6,778	4,966
Total assets	1,030,724	1,042,559	1,030,724	1,042,559
Total deposits	964,602	977,938	964,602	977,938
Total stockholders’ equity	$61,451	$59,793	$61,451	$59,793

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net interest income, as reported (GAAP)	$6,272	$7,243	$20,269	$19,695
Tax-equivalent adjustment	108	117	322	339
Net interest income (tax-equivalent)	$6,380	$7,360	$20,591	$20,034